Exhibit 99.1
Jounce Therapeutics Reports Second Quarter 2022 Financial Results

- INNATE trial of JTX-8064 +/- pimivalimab on track to present preliminary data on at least 80 Phase 2 patients across multiple cohorts by year end -

- Patient enrollment complete in the randomized, Phase 2 SELECT trial of vopratelimab in combination with pimivalimab; Data to be reported by year end -

- Submitted two abstracts on preclinical LILRB programs to SITC 2022 -

- Ended the quarter with $162.3 million in cash, cash equivalents and investments -

- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., August 4, 2022 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the second quarter ended June 30, 2022 and provided a corporate update.

“Jounce has made significant progress advancing our pipeline, and we look forward to sharing more details on our two ongoing clinical trials, INNATE and SELECT, later this year. Today, we are pleased to announce that we’ve completed enrollment in our randomized Phase 2 biomarker-selected trial SELECT, and plan to submit a clinical data abstract later this year to ESMO-IO being held in December. In addition, we expect to provide preliminary clinical and biomarker data across multiple cohorts from the Phase 2 portion of INNATE with an abstract submission to ESMO-IO in December. Our current financial position enables our continued growth and execution beyond the proof-of-concept inflection points of INNATE and SELECT, while continuing our robust, novel discovery efforts,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We continue to focus on our mission of delivering meaningful and long-lasting benefit to cancer patients through the discovery and pursuit of therapies that target new mechanisms of immune suppression across different types of immune cells, and bringing the right immunotherapies to the right patients.”

Pipeline Update & Highlights:

JTX-8064 (LILRB2/ILT4)

•Continued to advance INNATE Phase 2 trial across 7 indications. Jounce is evaluating JTX-8064 in the ongoing Phase 2 portion of the INNATE clinical trial, which is comprised of indication specific expansion cohorts, including one monotherapy cohort and seven cohorts in combination with pimivalimab. Each combination cohort is a Simon’s 2-stage design, enrolling 10 patients for an initial analysis of response data, and then further expansion to a total of 29 patients if prespecified response criteria are met. Last quarter, Jounce announced the expansion of the first two combination cohorts. The expanded indications are 3rd/4th line PD-(L)1 inhibitor naive platinum-resistant ovarian cancer and 2nd/3rd line PD-(L)1 inhibitor resistant clear cell renal cell carcinoma. Having met the response criteria for expansion, both indications are continuing enrollment to 29 patients each. Jounce has seen an acceptable safety profile for both the monotherapy and combination therapy to date.

•On track to report preliminary clinical data before year end. Jounce plans to submit a clinical abstract on preliminary clinical data including all 31 Phase 1 dose escalation patients and at least 80 Phase 2 combination treatment patients from INNATE, to the European Society of Medical Oncology (ESMO) Immuno-Oncology Congress 2022 being held from December 7-9 in Geneva, Switzerland. Phase 2 data will include safety, preliminary efficacy based on RECIST 1.1, pharmacodynamics, and potential predictive biomarker correlation with efficacy within each cohort, by prior PD-(L)1 inhibitor history, and in a cross-cohort analysis.

Vopratelimab (ICOS) and Pimivalimab (PD-1)

•Patient enrollment complete in Phase 2 SELECT trial of vopratelimab. Patient enrollment is complete in the SELECT trial, a randomized Phase 2 trial evaluating vopratelimab, Jounce’s inducible costimulator (ICOS) agonist, in combination with pimivalimab versus pimivalimab alone in immunotherapy naïve, TISvopra biomarker-selected, second line non-small cell lung cancer (NSCLC) patients.

•On track to report clinical data before year end. Jounce plans to submit a clinical data abstract on the SELECT trial, including additional single agent data for pimivalimab, to the ESMO Immuno-Oncology Congress 2022.

•First-in-human manuscript from the ICONIC trial in Clinical Cancer Research. A manuscript was recently published in the journal Clinical Cancer Research from the Phase 1/2 ICONIC trial of vopratelimab alone and in combination with nivolumab in patients with advanced solid tumors. Data from ICONIC identified TISvopra as a potential predictive biomarker currently being investigated in SELECT.

JTX-1484 (LILRB4/ILT3)

•Continued advancement of JTX-1484. JTX-1484 is the most recent product to emerge from Jounce’s Translational Science Platform and is a monoclonal antibody designed to block human LILRB4 (ILT3) expressed on myeloid cells in the tumor microenvironment with the potential to reduce immune suppression and enhance T cell functionality. JTX-1484 is currently in investigational new drug (IND) enabling activities, with the goal of filing an IND application in 2023. Jounce has submitted a preclinical abstract on JTX-1484 for consideration at this year’s annual Society for Immunotherapy of Cancer (SITC) meeting being held from November 9-11 in Boston, MA.

Discovery Pipeline

•LILRB family preclinical data abstract submitted to SITC. Jounce has submitted a LILRB family preclinical data abstract for consideration at this year’s SITC annual meeting.

•Productive discovery engine with the goal of an IND every 12 to 18 months. Jounce continues to invest in and advance its growing immuno-oncology pipeline. Its discovery engine is built upon the capability to thoroughly interrogate different cell types in the tumor microenvironment, including T cells and myeloid cells. This approach has resulted in four clinical stage programs, with a fifth in IND enabling studies, over the last 6 years.

Corporate Update:

•Updates regarding the Board of Directors. Jigar Raythatha has become the Chair of the Board, replacing Perry Karsen who has served as the Chair since April of 2016. Perry Karsen will remain as a member of the board.

•Key promotions across leadership team. Jounce is announcing that Hugh Cole is being promoted from Chief Business Officer to Chief Operating Officer, and Dr. Haley Laken is being promoted from Senior Vice President of Program and Portfolio Strategy to Chief Development Officer. Both Mr. Cole and Dr. Laken are impactful leaders within Jounce and Jounce congratulates them on their respective promotions.

Second Quarter 2022 Financial Results:

•Cash position: As of June 30, 2022, cash, cash equivalents and investments decreased to $162.3 million, compared to $220.2 million as of December 31, 2021. The decrease was due to operating expenses incurred during the period.

•License and collaboration revenue: Jounce did not recognize any revenue during the second quarter of 2022. License and collaboration revenue of $25.4 million was recognized during the second quarter of 2021 and was comprised of a $25.0 million clinical development and regulatory milestone for FDA clearance of the IND for GS-1811 and $0.4 million related to non-cash revenue for the performance of research and transition services, both under the Gilead License Agreement.

•Research and development expenses: Research and development expenses were $26.2 million for the second quarter of 2022, compared to $22.1 million for the same period in 2021. The increase in research and development expenses was primarily due to increased manufacturing activities performed for Jounce’s development programs, increased clinical and regulatory costs for INNATE, and increased payroll and lab supplies.

•General and administrative expenses: General and administrative expenses were relatively flat at $7.5 million for the second quarter of 2022, compared to $7.3 million for the same period in 2021.

•Net loss: Net loss was $33.5 million for the second quarter of 2022, resulting in basic and diluted net loss per share of $0.65. Net loss was $4.0 million for the same period in 2021, resulting in a basic and diluted net loss per share of $0.08. The increase in net loss is attributable to increased operating expenses and no revenue recognized under the Gilead License Agreement in the second quarter of 2022.

Financial Guidance:

Based on its current operating and development plans and cost containment efforts, Jounce is updating its financial guidance for 2022. Gross cash burn on operating expenses and capital expenditures for the full year 2022 is now expected to be at the lower end of the range of $115.0 million to $130.0 million. Jounce now expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements into the first quarter of 2024.

Conference Call and Webcast Information:

Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, participants may register here1.It is advised to register at least 10 minutes prior to joining the call. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days thereafter.

About Jounce Therapeutics:

Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. JTX-8064 is currently being investigated alone and in combination with pimivalimab (formerly JTX-4014), Jounce’s internal PD-1 inhibitor, in one monotherapy and seven indication-specific combination therapy cohorts in the Phase 1/2 INNATE trial and is currently enrolling patients with advanced solid tumors in the Phase 2 portion of the study. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. Pimivalimab is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally, Jounce exclusively licensed worldwide rights to GS-1811 (formerly JTX-1811), a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:

Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, gross cash burn, operating expenses, capital expenditures and funding requirements; the timing, initiation or expansion, progress, results of and release of data from clinical trials of Jounce’s product candidates, including JTX-8064, vopratelimab and pimivalimab; the timing of an IND filing for JTX-1484; and the presentation of preclinical data may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as, “expect,” “goal,” “on track,” “plan,” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of delaying enrollment and completion of Jounce’s ongoing clinical trials, or delaying timelines or data disclosures and regulatory submissions for its product candidates; risks that the invasion of Ukraine and political unrest in the surrounding region may disrupt clinical trial activities, which may adversely affect the completion of Jounce’s ongoing clinical trials, or delay timelines or data disclosures; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials and research and development activities; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; abstract submissions and acceptance, or lack thereof, related to Jounce’s clinical and preclinical programs; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
License and collaboration revenue—related party	$—	$25,368	$—	$26,907
Operating expenses:
Research and development	26,203	22,100	56,318	42,607
General and administrative	7,511	7,317	14,858	14,932
Total operating expenses	33,714	29,417	71,176	57,539
Operating loss	(33,714)	(4,049)	(71,176)	(30,632)
Other income, net	213	40	309	89
Loss before provision for income taxes	(33,501)	(4,009)	(70,867)	(30,543)
Provision for income taxes	12	2	13	3
Net loss	$(33,513)	$(4,011)	$(70,880)	$(30,546)
Net loss per share, basic and diluted	$(0.65)	$(0.08)	$(1.37)	$(0.63)
Weighted-average common shares outstanding, basic and diluted	51,678	51,212	51,658	48,601

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	June 30,		December 31,
	2022		2021
Cash, cash equivalents and investments	$162,255		$220,223
Working capital	$134,152		$171,929
Total assets	$188,901		$252,696
Total stockholders’ equity	$157,730		$223,805

Investor and Media Contact:
Eric Laub
Jounce Therapeutics, Inc.
+1-857-259-3853
elaub@jouncetx.com

1 https://register.vevent.com/register/BI3811cf4ebce04af0a9257b554385cd3c